EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement (Form S-3) and related Prospectus of Onyx Pharmaceuticals, Inc. for the registration of 2,105,263 shares of its common stock and to the incorporation by reference therein of our report dated February 21, 2003, with respect to the financial statements of Onyx Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California
May 29, 2003